EXHIBIT 10.3

EMPLOYMENT AGREEMENT

(Chief Financial Officer)

This EMPLOYMENT AGREEMENT is dated as of this 5th day of November, 2007  (“Date of Commencement”).between David Noyes (the “Executive”) and NEXTPHASE WIRELESS, INC., a Nevada corporation (the “Company”).

WHEREAS, the Company wishes to employ the Executive and the Executive desires to accept such employment, upon the terms and conditions stated herein;

NOW, THEREFORE, in consideration of the promises exchanged by the parties, it is agreed:

1.	Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.	Duties and Responsibilities of the Executive. During the term of his employment, the Executive shall execute his duties and responsibilities as follows:

a.	The Executive shall diligently and faithfully serve the Company in the capacity of CFO, which shall be the Chief Financial Officer of the Company responsible for the operations of the Company.

b.
The Executive shall devote his best efforts, services and attention to the advancement of the Company’s business and interests.  The Executive shall devote his time, attention and energies to the affairs of the Company.

c.
The Executive shall report to, and be subject to the supervision of, the Board of Directors of the Company.  The Executive shall diligently and faithfully carry out the policies, programs and directions of the Board of Directors of the Company.  The Executive shall execute and discharge such duties and responsibilities as may be assigned to the Executive from time to time by the Board of Directors of the Company.

d.	The Executive will have a position on the Board of Directors for the duration of this agreement.

e.	The Executive shall fully cooperate with other officers and executives of the Company.

f.	Subject to the provisions of Section 2.c, the Executive shall:

i.	Be responsible for the organization, implementation and operation of the Company’s activities as determined from time to time by the Board of Directors;

ii.	Be responsible for employing and supervising other employees of the Company, subject to the policies and procedures and direction of the Board of Directors;

iii.	Be responsible for recommending to the Board for approval all contracts between the Company and other entities for the provision of goods and services;

iv.	Generally perform the usual duties and responsibilities of a Chairman and Chief Operating Officer of the Company.

3.	Compensation. In consideration of the services rendered by the Executive, the Company agrees to compensate the Executive as follows:

a.
Base Compensation. The Executive’s annual base compensation initially shall be one hundred and eighty thousand dollars ($180,000), being declared Compensation shall be payable in accordance with the salary policies of the Company in effect from time to time but no less frequently than monthly.

b.
Salary Increases.  The Salary will increase on 12-1-07 to two hundred and fifty thousand dollars ($250,000). The Company shall annually review the Executive’s Performance and compensation.  The Executives base compensation will be increased annually by not less than five percent (5%). Executive’s annual base compensation shall not be reduced below the base compensation as from time to time adjusted, unless agreed upon in writing.

c.
Incentive Bonuses. The Board of Directors shall grant Executive such annual bonuses as the Board of Directors, in its discretion, may determine to be appropriate in light of the Company’s performance and the Executive’s performance and contribution to the Company’s success.

d.	Automobile Allowance. The Executive shall receive an automobile allowance not to exceed $750 monthly for the purpose of leasing and maintaining insurance on an automobile of the Executive’s choice.

e.
Term Life Insurance. The Company shall purchase and provide with term life insurance coverage after six months of employment, in the amount of $1,000,000: the beneficiary, or beneficiaries, shall be named by the Executive. The Executive agrees to permit the Company to purchase “Key man” term life insurance coverage for the benefit of the Company at its sole discretion.

f.
Vacation and Medical Leave. The Executive shall have three (3) weeks of vacation at times mutually convenient to Executive and the Company. Accrued vacation may not be carried over, but must be used in the annual period in which it accrues. Continuation of compensation during periods of absence for medical reasons will be determined by Company policy.

g.
Signing Bonus. Company will issue two-hundred and fifty thousand (250,000) shares of NextPhase Wireless, Inc common stock and two-hundred and fifty thousand (250,000) options with a five year cashless exercise to the Executive, upon signing of this agreement.

h.	Withholdings. The Executive’s salary and all other payments and benefits shall be subject to all deductions and withholdings mandated by federal, state and local laws and regulations.

i.
Expenses.    The Executive shall be reimbursed for all necessary and reasonable expenses incurred by him in the execution of his duties and responsibilities and in accordance with policies approved by the Board or Directors.

j.
Executive shall submit to Company for review any proposed scientific and technical articles and the text of any public speeches relating to work done for Company before they are released or delivered.  Company has the right to disapprove and prohibit, or delete any parts of, such articles or speeches that might disclose Company's Trade Secrets or Confidential Information or otherwise be contrary to Company's business interests.

4.
Term of Agreement.    Unless terminated as provided in Paragraph 5(c) “Termination for Cause” hereof, the Term of this Employment Agreement shall continue for Three (3) years from November 5, 2007 to November 4, 2010, and shall be renewable by the mutual consent of the Parties. If written notice of non-renewal is not given by either Executive or Company not less than three (3) months before the expiration of the term of this Employment Agreement (or any renewal term) the Employment Agreement shall be automatically renewed, from time to time, for subsequent three (3) year terms.

5.	Termination of Employment Agreement.

a.	Notice and Severance Pay. Either party may terminate this Employment Agreement at any time upon sixty (60) days written notice provided that,

(i)	If the Company should terminate such employment other than pursuant to subparagraph 5(c) “Termination for Cause”, the Executive shall be entitled to “Severance Pay” an amount equal to:

(a)	The full base Compensation that he was receiving immediately before his termination for a Term of twelve (12) months according to the Employment Agreement

(b)	Continuation of Benefits afforded regular employees of the Company for the severance pay period as defined in 5(a)

A Bonus each year of the severance pay period (pro rated for partial years) equal to the bonus received by the Executive for the year preceding the year in which termination occurs.

           (ii)    If Executive is terminated following a “Change In Control” as set forth in Paragraph 5(a), the Company shall pay Executive Severance Pay  equal to two (2) times the Base Compensation that he is receiving immediately before his termination, and agrees to release all stock agreed to in section “G” Equity, in full.

b.           Change in Control means the earlier of:

(i)
The date on which any person or entity, or persons or entities acting in concert, shall acquire the beneficial ownership, as defined by the Board of Directors in its sole discretion, of Shares or other securities having more than sixty percent (60%) of the Voting Power then outstanding other than a transfer by reason of death to a deceased Shareholder’s representatives or beneficiaries.

(ii)
The Shareholders of the Corporation approve the merger or consolidation of the Corporation with or into any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the Voting Power of the Corporation or such surviving entity outstanding immediately after such merger or consolidation: or

(iii)
The Shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

b.
Termination for Cause.  Notwithstanding the preceding, the Company may terminate the Executive’s employment for fraud, gross dishonesty, and non performance, acts of criminal misconduct, unwilling to follow direct requests from the Board of Directors or willful and material violation of the Employment Agreement following reasonable written warning.

c.	Death. This Employment Agreement shall terminate automatically upon the death of the Executive, except section 3.

d.
Result of Termination.  Upon termination of Executive’s employment pursuant to this Section, Employer shall pay to Executive’s estate, on the Termination Date, a lump sum payment of an amount equal to (i) all accrued and unused vacation and sick pay payable to Executive by Employer with respect to serviced rendered by Executive to Employer through the Termination Date; and, (ii) if the Termination Date occurs during the Extended Term, an amount equal to twelve (12) months salary based upon the then existing salary of Executive, payable in the same manner as salary would have been paid to Executive had he continued to work for Employer hereunder. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, Employer shall continue to provide for the benefit of Executive’s family the medical benefits for twelve (12) months following the Termination Date

e.
Disability.  This Employment Agreement shall terminate upon the Disability of the Executive. “Disability” refers to the Executive being unable to perform substantially all the duties of his employment, as determined by two physicians who are not affiliates of the Company or the Executive, one of whom is selected by the Company and one of whom is selected by the Executive.

f.	Termination for Good Reason: If Executive terminates his employment for “Good Reason”. The Executive shall be entitled to the “Severance Pay” provided in subparagraph 5a (ii).

Termination of Employment for “Good Reason” shall include any of the following, unless the Executive shall have expressly consented in writing to:

(i)	The assignment of duties inconsistent with or a substantial alteration in the nature of, the Executives responsibilities;

(ii)	A material reduction in compensation or benefits;

(iii)	A relocation of the Executive outside the metropolitan of his current residence;

(iv)	Any material breach by the Company of any provision of this Agreement;

(v)
Any failure by the Company to obtain the assumption and performance of this Agreement by any successor (by merger or otherwise). Notwithstanding the foregoing, the aggregate amount of Severance Compensation paid to the Executive hereunder shall not include any amount that the Company is prohibited from deducting for federal income tax purposes by virtue of Section 280G of the Internal Revenue Code or any successor plan.

6.	Ownership of Developments.

a.
Ownership of Work Product.  Company shall own all Work Product.  Executive acknowledges that all Work Product is and shall be deemed work for hire by Executive as an employee or Consultant of Company and owned by the Company. To further evidence Company’s ownership rights and independent of this Agreement, Executive shall execute and deliver to Company the Employee Intellectual Property Acknowledgement, Assignment and Agreement attached hereto as Exhibit A.  To the extent any Work Product is not, by operation of law, deemed work made for hire by Executive for Company (or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in Company), Executive agrees to assign all such Work Product to Company as set forth in the Employee Intellectual Property Acknowledgement, Assignment and Agreement.

b.
Clearance Procedure for Developments Not Claimed by Company. In the event Executive wishes to create or develop, on his own time and with his own resources, anything that may be considered Work Product, but Executive believes he should or desires to be entitled to the personal benefit of such development or invention, Executive shall observe the following clearance procedure set forth in the Employee Intellectual Property Acknowledgement, Assignment and Agreement attached hereto as Exhibit A.

7.	Confidentiality.

a.
Consequences of Entrustment with Sensitive Information.  Executive recognizes that his position with Company requires considerable responsibility and trust. Relying on Executive’s responsibilities hereunder and undivided loyalty, Company expects to entrust Executive with highly sensitive confidential, restricted, and proprietary information involving Trade Secrets and other intellectual property.  Executive should recognize that it could prove very difficult to isolate these Trade Secrets from business activities that Executive might consider pursuing after termination of employment, and in some instances, Executive may not be able to compete with Company in certain ways because of the risk that Company's Trade Secrets might be compromised.  Executive is responsible for protecting and preserving Company's proprietary rights for use only for Company's benefit, and these responsibilities may impose unavoidable limitations on Executive’s ability to pursue some kinds of business opportunities that might interest Executive during or after his employment.

b.
Restrictions on Use and Disclosure of Trade Secrets.  Executive agrees not to use or disclose any Trade Secrets of Company during his employment and for so long afterwards as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form, except as required to perform any duties for Company.

c.
Screening of Public Releases of Information.  In addition, and without any intention of limiting Executive’s other obligations under this Agreement in any way, Executive shall not, during his employment, reveal any nonpublic information concerning the technology pertaining to the proprietary products and manufacturing processes of Company (particularly technology under current development or improvement), unless Executive has obtained approval from Company in advance.  In that connection, Executive shall submit to Company for review any proposed scientific and technical articles and the text of any public speeches relating to work done for Company before they are released or delivered.  Company has the right to disapprove and prohibit, or delete any parts of, such articles or speeches that might disclose Company's Trade Secrets or Confidential Information or otherwise be contrary to Company's business interests.

8.
Return of Materials.  Upon the request of Company and, in any event, upon the termination of employment hereunder, Executive must return to Company and leave at its disposal all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media pertaining to the business of Company or Executive’s specific duties for Company (including all copies of such materials).  Executive must also return to Company and leave at its disposal all materials involving any Trade Secrets of Company.  This obligation applies to all materials made or compiled by Executive, as well as to all materials furnished to Executive by anyone else in connection with employment hereunder.

9.
Benefit.  This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns but the obligations of the Executive hereunder may not be assigned by the Executive and are personal to her.  The Executive agrees that the Company may arrange for his employment through an employee-leasing firm provided that his rights hereunder are not materially reduced.

10.
Entire Agreement.  This instrument contains the entire agreement of the parties and supersedes any prior written or oral understandings or agreements.  It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

11.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ David Noyes
 By: David Noyes, (the “Executive”)

NEXTPHASE WIRELESS, INC

/s/ Robert Ford
   By: Robert Ford, Director and CEO

/s/ Thomas Hemingway
   By: Thomas Hemingway, Chairman and COO

   /s/ Michael Jones
   By:  Michael Jones, Director